Exhibit 10 (c)

TENET
EIGHTH AMENDED AND RESTATED
EXECUTIVE RETIREMENT ACCOUNT

As Amended and Restated Effective as of April 26, 2019

EIGHTH AMENDED AND RESTATED
TENET EXECUTIVE RETIREMENT ACCOUNT

(i)

(ii)

EIGHTH AMENDED AND RESTATED
TENET EXECUTIVE RETIREMENT ACCOUNT
ARTICLE I
PREAMBLE AND PURPOSE
1.1    Preamble. Tenet Healthcare Corporation (the "Company'') established the Tenet Executive Retirement Account (the "ERA") effective July 1, 2007, to permit the Company and its participating Affiliates, as defined herein (collectively, the "Employer"), to attract and retain a select group of management or highly compensated employees, as defined herein.
Through an instrument adopted in December 2008, the Company previously amended and restated the ERA, effective December 31, 2008, to (a) modify the fixed return investment option to provide that interest will be credited based on one hundred and twenty percent (120%) of the long-term applicable federal rate as opposed to the current provision which credited interest based on the prime rate of interest less one percent (1%), (b) revise the manner for determining vesting to years of plan participation. (c) reflect the right of the Pension Administration Committee to make non-material amendments to the ERA to comply with changes in the law or facilitate administration and (d) comply with final regulations issued under section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). The amended and restated ERA was known as the First Amended and Restated Tenet Executive Retirement Account.
Through an instrument, adopted on December 11, 2009, the Company further amended and restated the ERA, also effective December 31, 2008, to clarify the ERA's intent to comply with section 409A of the Code; namely, to clarify that (a) ERA participants who incur a separation from service and are reemployed such that they do not have a break in employment under the Company's Rehire and Reinstatement Policy (or any successor thereto) will have any prior forfeited ERA account balance restored at the time of such reemployment (i.e., for consistency purposes, both the participant's prior years of service and account balance will be restored and administered on a going forward basis under the ERA) and (b) any subsequent deferral election made in accordance with the terms of the ERA will apply to an ERA participant's "Normal Retirement Benefit" (as defined herein). The amended and restated ERA was known as the Second Amended and Restated Tenet Executive Retirement Account,
Through an instrument adopted on July 21, 2011, the Company further amended and restated the ERA, effective May 3, 2011, to (a) provide that in the event of a Change of Control before July 1 of any year, the full Annual Contribution will be made to the ERA within ten (10) days following the occurrence of such Change of Control and (b) make other clarifying amendments to the ERA. The amended and restated ERA was known as the Third Amended and Restated Tenet Executive Retirement Account.
The Company subsequently amended and restated the ERA, effective as of May 9, 2012, to clarify certain Change of Control provisions; substitute a prorated payout for post Change of Control terminations, in place of the prior automatic post-Change of Control contributions; and revise the definitions for certain termination events. The amended and restated ERA was known as the Fourth Amended and Restated Tenet Executive Retirement Account.

The Company further amended and restated the ERA, effective November 6, 2013 to (i) delegate to the Senior Vice President, Human Resources and the Plan Administrator the authority to determine the employees eligible to participate in the ERA and the amount of contribution each employee will receive, (ii) modify the definition of “Year of Vesting Service” to include service performed for an entity acquired by the Company through a stock, asset or other business transaction to the extent provided in the transaction documents or as determined by to the Senior Vice President, Human Resources or the Plan Administrator and (iii) clarify that a participant who is terminated for “Cause” will forfeit his ERA benefit in its entirety. By this restatement, the Company also desires to remove Conifer Health Solutions, LLC (“Conifer”) as a participating employer in the ERA effective as of December 31, 2013 except for prior Company employees who now work for Conifer and will be grandfathered. The amended and restated ERA was known as the Fifth Amended and Restated Tenet Executive Retirement Account.
Effective January 1, 2015, the Retirement Plans Administrative Committee (“RPAC”) amended the ERA to provide that an “Affiliate” as defined in the ERA will be determined based on an ownership percentage of greater than fifty percent (50%).
The RPAC further amended and restated the ERA effective November 30, 2015 to (i) incorporate the prior amendment to the ERA, (ii) delegate to the Senior Vice President, Human Resources and the Plan Administrator the authority to provide annual contributions and/or continued age and service credit for vesting purposes for any participant who transfers to an Affiliate who has not adopted the ERA as an Employer without the need for adoption of the ERA by such Affiliate, (iii) permit participants who are not participants in the “SERP,” as defined in Article II, who are ineligible or who become ineligible to participate in the ERA to receive earnings credit until they terminate employment with the Company and all Affiliates, and (iv) reflect that the name of the Compensation Committee has changed to the “Human Resources Committee.” The amended and restated ERA was known as the Sixth Amended and Restated ERA.
The RPAC further amended and restated the ERA effective April 1, 2018 to comply with the new ERISA regulations regarding Disability claims and make certain other administrative clarifications. Such amended and restated ERA was known as the Seventh Amended and Restated Tenet Executive Retirement Account.
By this instrument, the Executive Vice President & Chief Human Resources Officer (formerly titled the Senior Vice President, Human Resources) and the Plan Administrator, pursuant to their authority in Section 2.1(s), desire to update the ERA to reflect the designation of Conifer Health Solutions, LLC as an Employer as of the Effective Date. This updated ERA will be known as the Eighth Amended and Restated Tenet Executive Retirement Account.
The Employer may adopt one (1) or more domestic trusts to serve as a possible source of funds for the payment of benefits under this ERA.
1.2    Purpose. Through this ERA, the Employer intends to permit the deferral of compensation and to provide additional benefits to a select group of management or highly compensated employees of the Employer. Accordingly, it is intended that this ERA will not constitute a "qualified plan" subject to the limitations of section 401(a) of the Code, nor will it constitute a "funded plan," for purposes of such requirements.

It also is intended that this ERA will be exempt from the participation and vesting requirements of Part 2 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

End of Article I

ARTICLE II
DEFINITIONS AND CONSTRUCTION
2.1    Definitions. When a word or phrase appears in this ERA with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Section 2.1. The following words and phrases with the initial letter capitalized will have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.

(a)
"Account" means one (1) or more of the bookkeeping accounts maintained by the Company or its agent on behalf of a Participant, as described in more detail in Section 4.3. A Participant's Account may be divided into one or more "Cash Accounts" or "Stock Unit Accounts" as defined in Section 4.3.

(b)
"Affiliate" means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company; provided, however that effective January 1, 2015, for purposes of determining if an entity is an Affiliate under sections 414(b) or (c) of the Code ownership will be determined based on an ownership percentage of greater than fifty percent (50%).

(c)
"Alternate Payee" means any spouse, former spouse, child, or other dependent of a Participant who is recognized by a DRO as having a right to receive all, or a portion of the benefits payable under the ERA with respect to such Participant.

(d)	"Annual Contribution" means the contribution made by the Employer on behalf of a Participant as described in Section 4.1(a).

(e)
"Beneficiary" means the person designated by the Participant to receive a distribution of his benefits under the ERA upon the death of the Participant. If the Participant is married, his spouse will be his Beneficiary, unless his spouse consents in writing to the designation of an alternate Beneficiary. For this purpose, the term “spouse” means a Participant’s spouse under applicable state law, including effective August 3, 2011, a Participant's Domestic Partner as defined under the Criteria for Domestic Partnership Status under the Tenet Employee Benefit Plan, and effective September 16, 2013, a same sex spouse recognized as such in the state where the marriage is performed. In the event that a Participant fails to designate a Beneficiary, or if the Participant's Beneficiary does not survive the Participant, the Participant's Beneficiary will be his surviving spouse, if any, or if the Participant does not have a surviving spouse, his estate. The term "Beneficiary" also will mean a Participant's spouse or former spouse who is entitled to all or a portion of a Participant's benefit pursuant to Section 6.1.

(f)	"Board" means the Board of Directors of the Company.

(g)	"Cause" means

(i)	For any event occurring on or within two (2) years after a Change of Control, the same meaning as set forth in Section 2.1(f)(ii) of the ESP.

(ii)
For any Participant who is a Covered Executive under the Company’s Executive Severance Plan, with respect to any event not occurring on or within two (2) years after a Change of Control, the same meaning as set forth in Section 2.1(f)(i) of the ESP.

(iii)
for any Participant who is not a Covered Executive under the Company’s Executive Severance Plan, with respect to any event not occurring on or within two (2) years after a Change of Control, the same meaning as set forth in Section 2.5(b)(ii) of the Stock Incentive Plan.

(h)	“Change of Control” will have the meaning set forth in the ESP.

(i)	"Code" means the Internal Revenue Code of 1986, as amended from time to time and any regulations and rulings issued thereunder.

(j)
"Compensation" means the Participant's annual gross base salary including amounts reduced from the Participant's salary and contributed on the Participant's behalf as deferrals under any qualified or non-qualified employee benefit plans sponsored by the Employer or, to the extent provided in Section 4.1(a), an Affiliate. Compensation excludes bonuses, hardship withdrawal allowances, annual cash and/or stock bonuses, automobile allowances, housing allowances, relocation payments, deemed income, income payable under stock incentive plans, Christmas gifts, insurance premiums and other imputed income, pensions, and retirement benefits.

(k)
"Disability" means the inability of a Participant to engage in any substantial gainful activity by reason of a mental or physical impairment expected to result in death or last for at least twelve (12) months, or the Participant, because of such a condition. is receiving income replacement benefits for at least three (3) months under an accident or health plan covering the Employer's employees.

(l)	"Discretionary Contribution" means the contribution made by the Employer on behalf of a Participant as described in Section 4.1(b).

(m)
"DRO" means a domestic relations order that is a judgment, decree, or order (including one that approves a property settlement agreement) that relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant and is made under a state (within the meaning of section 7701(a)(10) of the Code) domestic relations law (including a community property law) and that:

(i)
Creates or recognizes the existence of an Alternate Payee's right to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a Participant under the ERA;

(ii)	Does not require the ERA to provide any type or form of benefit, or any option, not otherwise provided under the ERA;

(iii)	Does not require the ERA to provide increased benefits (determined on the basis of actuarial value);

(iv)	Does not require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another order previously determined to be a DRO; and

(v)
Clearly specifies: the name and last known mailing address of the Participant and of each Alternate Payee covered by the DRO; the amount or percentage of the Participant's benefits to be paid by the ERA to each such Alternate Payee, or the manner in which such amount or percentage is to be determined; the number of payments or payment periods to which such order applies; and that it is applicable with respect to this ERA.

For the avoidance of doubt, a DRO may be entered into with respect to a Participant who is not yet vested and may provide for the division of the Participant’s benefits in the event the Participant becomes vested. For example, a DRO could provide that an Alternate Payee is entitled to 50% of the Participant’s vested benefit as of the date the Participant attains age sixty-two (62). In this example, if the Participant does not vest by reason of attaining age sixty-two (62), the Alternate Payee would not be entitled to any portion of this benefit.

(n)	"Early Retirement Age" means the date the Participant attains age fifty-five (55) and has completed ten (10) Years of Vesting Service.

(o)	"Early Retirement Benefit" means the benefit payable to a Participant who has attained Early Retirement Age as provided in Section 5.2.

(p)	"Effective Date" means April 26, 2019, except as provided otherwise herein.

(q)
"Eligible Person" means an Employee who is designated as eligible to participate in the ERA by the Executive Vice President & Chief Human Resources Officer or the Plan Administrator or an Employee who satisfied the definition of Eligible Person in a prior ERA document and, in each case, who is not a participant in the SERP. As provided in Section 3.1 the RPAC may at any time, in its sole and absolute discretion, limit the classification of Employees who are eligible to participate in the ERA for a Plan Year and/or may modify or terminate an Eligible Person's participation in the ERA without the need for an amendment to the ERA.

(r)
"Employee" means each select member of management or highly compensated employee receiving remuneration, or who is entitled to remuneration, for services provided to the Employer or an Affiliate, in the legal relationship of employer and employee.

(s)
"Employer" means the Company and each Affiliate who with the consent of the Executive Vice President & Chief Human Resources Officer or Plan Administrator has adopted the ERA as a participating employer. An Affiliate may evidence its adoption of the ERA either by a formal action of its governing body or by commencing deferrals and taking other administrative actions with respect to this ERA on behalf of its employees. An entity will cease to be a participating employer as of the date such entity ceases to be an Affiliate or the date specified by the Company.

(t)
"Employment" means any continuous period during which an employee is actively engaged in performing services for the Employer or, to the extent provided in Section 2.1(tt), an Affiliate, plus the term of any leave of absence approved by the Employer; provided, however, that if an employee takes an approved leave of absence and does not return to the employ of the Employer, such leave of absence will not count as Employment except as required by law.

(u)	"ERA" means the Seventh Amended and Restated Tenet Executive Retirement Account as set forth herein and as the same may be amended from time to time.

(v)	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(w)	"ESP" means the Tenet Executive Severance Plan, as amended from time to time.

(x)	“Fair Market Value” means the closing price of a share of Stock on the New York Stock Exchange on the date as of which fair market value is to be determined.

(y)
"Five Percent Owner" means any person who owns (or is considered as owning within the meaning of section 318 of the Code (as modified by section 416(i)(1)(B)(iii) of the Code)) more than five percent (5%) of the outstanding stock of the Company or an Affiliate or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Company or an Affiliate. The rules of sections 414(b), (c) and (m) of the Code will not apply for purposes of applying these ownership rules. Thus, this ownership test will be applied separately with respect to the Company and each Affiliate.

(z)	"Good Reason" means

(i)	For an event occurring on or within two (2) years of a Change of Control, the same meaning as set forth in Section 2.1(x)(ii) of the ESP.

(ii)	For any event not occurring on or within two (2) years after a Change of Control, the same meaning as set forth in Section 2.1(x)(i) of the ESP.

(aa)
"Human Resources Committee" means the Human Resources Committee of the Board (including any predecessor or successor to such committee in name or form), which has the authority to amend and terminate the ERA as provided in Article X.

(bb)
“Inactive Participant” means a Participant under this ERA who separates from Employment with the Employer or who is no longer or ceases to be an Eligible Person. Generally, no future contributions or earnings will be credited to an Inactive Participant’s Account; provided, however, an Inactive Participant who is not a participant in the SERP will continue to have earnings credited to his Account on and after the Effective Date until he ceases employment with the Employer and all Affiliates.

(cc)
"Initial Enrollment Period" means the thirty (30) day period immediately following the date the Eligible Person first becomes eligible to participate in the ERA during which the Eligible Person may elect the time at which to receive a distribution of Early Retirement Benefits pursuant to Section 3.1(b).

(dd)	"Involuntary Termination" means:

(i)	the Participant's Termination of Employment by the Employer without Cause, or

(ii)	the Participant's resignation from Employment of the Employer for Good Reason;
provided, however, that an Involuntary Termination will not occur by reason of the divestiture of an Affiliate with respect to a Participant employed by such Affiliate who is offered a comparable position with the purchaser and either declines or accepts such position.

(ee)	"Key Employee" means any employee or former employee (including any deceased employee) who at any time during the Plan Year was:

(i)
an officer of the Company or an Affiliate having compensation greater than one hundred thirty thousand dollars ($130,000) (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002);

(ii)	a Five Percent Owner; or

(iii)	a One Percent Owner having compensation of more than one hundred fifty thousand dollars ($150,000).
For purposes of the preceding paragraphs, the Company has elected to determine the compensation of an officer or One Percent Owner in accordance with section 1.415(c)-2(d)(4) of the Treasury Regulations (i.e., W-2 wages plus amounts that would be includible in wages except for an election under section 125(a) of the Code (regarding cafeteria plan elections) under section 132(f) of the Code (regarding qualified transportation fringe benefits) or section 402(e)(3) of the Code (regarding section 401(k) plan deferrals)) without regard to the special timing rules and special rules set forth, respectively, in sections 1.415(c)-2(e) and 2(g) of the Treasury Regulations.
The determination of Key Employees will be based upon a twelve (12) month period ending on December 31 of each year (i.e., the identification date). Employees that are Key Employees during such twelve (12) month period will be treated as Key Employees for the twelve (12) month period beginning on the first day of the fourth month following the end of the twelve (12) month period (i.e., since the identification date is December 31, then the twelve (12) month period to which it applies begins on the next following April 1).
The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and other guidance of general applicability issued thereunder.

For purposes of determining whether an employee or former employee is an officer, a Five Percent Owner or a One Percent Owner, the Company and each Affiliate will be treated as a separate employer (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will not apply). Conversely, for purposes of determining whether the one hundred thirty thousand dollar ($130,000) adjusted limit on compensation is met under the officer test described in Section 2.1(ee)(i), compensation from the Company and all Affiliates will be taken into account (i.e., the controlled group rules of sections 414(b). (c), (m) and (o) of the Code will apply). Further, in determining who is an officer under the officer test described in Section 2.1(ee)(i), no more than fifty (50) employees of the Company or its Affiliates (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply) will be treated as officers. If the number of officers exceeds fifty (50). the determination of which employees or former employees are officers will be determined based on who had the largest annual compensation from the Company and its Affiliates for the Plan Year. For the avoidance of doubt, for purposes of this Section 2.1(ee) the controlled group rules under sections 414(b) and (c) of the Code will be applied based on the normal ownership percentage of eighty percent (80%) or more rather than the fifty percent (50%) standard used in the definition of Affiliate.

(ff)	"Normal Retirement Age" means the date the Participant attains age sixty-two (62).

(gg)	"Normal Retirement Benefit" means the benefit payable to a Participant at Normal Retirement Age pursuant to Section 5.1.

(hh)	"One Percent Owner" means any person who would be described as a Five Percent Owner if "one percent (1%)" were substituted for "five percent (5%)" each place where it appears therein.

(ii)	"Other Termination" means a Termination of Employment that is not an Involuntary Termination, including a Termination of Employment for Cause.

(jj)	"Participant" means each Eligible Person who participates in this ERA and each Eligible Person or former Eligible Person whose participation in this ERA has not terminated.

(kk)
"Plan Administrator" means the individual or entity appointed by the RPAC to handle the day-to-day administration of the ERA, including but not limited to determining an Employee's status as an Eligible Person, the Employee’s Annual Contribution amount, a Participant's eligibility for benefits and the amount of a Participant's benefits and complying with all applicable reporting and disclosure obligations imposed on the ERA. If the RPAC does not appoint an individual or entity as Plan Administrator, the RPAC will serve as the Plan Administrator.

(ll)
"Plan Year" means the fiscal year of this ERA, which will commence on January 1 each year and end on December 31 of such year. The initial Plan Year was a short Plan Year beginning July 1, 2007 and ending December 31. 2007.

(mm)	"Retirement" means a Termination of Employment on or after a Participant has attained Early Retirement Age or Normal Retirement Age.

(nn)
"RPAC" means the Retirement Plans Administration Committee of the Company established by the Human Resources Committee, and whose members have been appointed by such Human Resources Committee or a delegate thereof. The RPAC will have the responsibility to administer the ERA and make final determinations regarding claims for benefits, as described in Article VIII.

(oo)	"SERP" means the Tenet Healthcare Corporation Supplemental Executive Retirement Plan.

(pp)	"Stock" means the common stock, par value $0.05 per share, of the Company.

(qq)	"Stock Unit" means a non-voting, non-transferable unit of measurement that is deemed for bookkeeping and distribution purposes only to represent one outstanding share of Stock.

(rr)	"Stock Incentive Plan" means the Tenet Healthcare 2008 Stock Incentive Plan, as amended from time to time.

(ss)
"Target Bonus" means the target bonus percent applicable to the Participant under the Company's Annual Incentive Plan multiplied by his Compensation at the time of a Termination of Employment with the Employer. For example, if the Covered Executive earns one hundred and fifty thousand dollars ($150,000) and has a Target Bonus of fifty percent (50%), his Target Bonus equals seventy five thousand dollars ($75,000).

(tt)
"Termination of Employment" means the date that a Participant ceases performing services for the Employer and its Affiliates in the capacity of an employee, or a reduction in Employment or other provision of services that qualifies as a separation from service under Section 409A of the Code. For this purpose a Participant who is on a leave of absence that exceeds six (6) months and who does not have statutory or contractual reemployment rights with respect to such leave, will be deemed to have incurred a Termination of Employment on the first day of the seventh (7th) month of such leave. A Participant who transfers Employment from an Employer to an Affiliate, regardless of whether such Affiliate has adopted the ERA as a participating employer, will not incur a Termination of Employment and such Participant may continue to be credited with Annual Contributions pursuant to Section 4.1(a) and/or accrue age and/or Years of Vesting Service pursuant to Section 2.1(ww). A Termination of Employment will either be an Involuntary Termination or an Other Termination.

(uu)	“Trust” means the rabbi trust established with respect to the ERA the assets of which are to be used for the payment of benefits under the ERA.

(vv)
"Trustee" means the individual or entity appointed to serve as trustee of any Trust established as a possible source of funds for the payment of benefits under this ERA as provided in Section 7.1. After the occurrence of a Change of Control, the Trustee must be independent of any successor to the Company or any affiliate of such successor.

(ww)
"Year of Vesting Service" means each complete Plan Year in which an Eligible Person is employed as an Employee of the Employer, beginning with the Plan Year in which the Participant commences participation in the ERA, and has an Account balance under the ERA. Such Plan Years will be referred to as "Years of Plan Participation" for purposes of this Section 2.1(ww). At the time an Eligible Person first becomes eligible to participate in the ERA, his prior complete years of continuous Employment with the Employer, commencing on the Eligible Person's date of Employment with the Employer in any capacity, will be converted to an equivalent number of complete Years of Plan Participation and count as Years of Vesting Service under the ERA.

In addition, service performed for an entity that is acquired by the Company through a stock, asset or other business transaction will be counted as Years of Vesting Service under the ERA to the extent provided in the transaction documents or as determined by the Executive Vice President & Chief Human Resources Officer or the Plan Administrator.
The Executive Vice President & Chief Human Resources Officer or the Plan Administrator may also credit a Participant who transfers to an Affiliate that is not an Employer with age and/or vesting service for employment with such Affiliate without the need for such Affiliate to adopt the ERA as an Employer.
An Eligible Person will not be given credit for partial Years of Plan Participation or partial years of Employment as Years of Vesting Service under the ERA. Further, to be counted as a Year of Vesting Service such Years of Plan Participation or years of Employment must be continuous.
In the event an Eligible Person incurs a Termination of Employment and is reemployed by the Employer within the time period required to prevent a break in Employment under the Company's Rehire and Reinstatement Policy (or any successor thereto), the provisions of which are incorporated herein by this reference:

(i)	such Eligible Person's previously forfeited ERA Account balance will be restored at the time of such reemployment, and

(ii)
his Years of Plan Participation or years of Employment completed before such reemployment will be treated as Years of Vesting Service under the ERA to the extent provided in such Rehire and Reinstatement Policy (or any successor thereto).

2.2    Construction. If any provision of this ERA is determined to be for any reason invalid or unenforceable, the remaining provisions of this ERA will continue in full force and effect.
All of the provisions of this ERA will be construed and enforced in accordance with the laws of the State of Texas and will be administered according to the laws of such state, except as otherwise required by ERISA, the Code or other applicable federal law.
The term "delivered to the RPAC or Plan Administrator," as used in this ERA, will include delivery to a person or persons designated by the RPAC or Plan Administrator, as applicable,

for the disbursement and the receipt of administrative forms. Delivery will be deemed to have occurred only when the form or other communication is actually received.
Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this ERA.
The pronouns "he," "him" and "his" used in the ERA will also refer to similar pronouns of the female gender unless otherwise qualified by the context.
2.3    409A Compliance. The ERA is intended to comply with the requirements of section 409A of the Code. The provisions of the ERA will be construed and administered in a manner that enables the ERA to comply with the provisions of section 409A of the Code.

End of Article II

ARTICLE III
PARTICIPATION AND FORFEITABILITY OF BENEFITS
3.1    Eligibility and Participation.

(a)
Determination of Eligibility. An Employee who is designated as an Eligible Person by the Executive Vice President & Chief Human Resources Officer or Plan Administrator will automatically become a Participant in the ERA as of the effective date of such designation. An Employee who was a Participant under the terms of a prior ERA document will continue participation on and after the Effective Date in accordance with the terms of this document.

(b)
Early Retirement Election. An Eligible Person must elect during the Initial Enrollment Period whether he desires or does not desire to commence the distribution of the vested balance of his Account on the first day of the second calendar month following the date of his Retirement on or after attaining Early Retirement Age as provided pursuant to Section 5.2. If the Eligible Person fails to make this election during the Initial Enrollment Period, he will be deemed to have affirmatively elected to commence the distribution of the vested balance of his Account on the first day of the second calendar month following the date of his Retirement on or after attaining Early Retirement Age. Once made (or deemed made), this election cannot be revoked; however, the Participant may elect to defer payment of his vested Account balance pursuant to Section 5.7. Payment of such Early Retirement Benefit will be subject to the six (6) month restriction applicable to Key Employees, described in Section 5.4 of this ERA. The provisions of this Section 3.1(b) will apply to all Eligible Persons who are Employees on or after the Effective Date.

(c)
Limits on Eligibility. The RPAC may at any time, in its sole and absolute discretion, limit the classification of Employees eligible to participate in the ERA and/or may limit or terminate an Eligible Person's participation in the ERA. Any action taken by the RPAC that limits the classification of Employees eligible to participate in the ERA or that modifies or terminates an Eligible Person's participation in the ERA will be set forth in Exhibit A attached hereto. Exhibit A may be modified from time to time without a formal amendment to the ERA. in which case a revised Exhibit A will be attached hereto.

(d)
Loss of Eligibility Status. A Participant who becomes an Inactive Participant, under this ERA will retain such status until the Participant has received payment of any and all amounts payable to him under this ERA. An Inactive Participant who continues employment with an Affiliate who is not an Employer may continue to be credited with annual contributions pursuant to Section 4.1(a) and/or with age and/or Years of Vesting Service pursuant to Section 2.1(ww).

(e)
Subsequent SERP Participation. A Participant's participation and Account balances will be frozen upon being named to the SERP (i.e., he will become an Inactive Participant and no additional contributions or earnings credits will be made); however, the Participant will continue to earn age and Years of Vesting Service for purposes of this ERA. Upon termination or retirement, the Participant will receive his Account balance under the ERA pursuant to the terms hereof. In addition, the Participant will be entitled to receive a benefit from the SERP equal to the benefit accrued under the SERP as reduced by his benefit under the ERA. Distribution of the Participant's SERP benefit will be made pursuant to the terms of the SERP.

(f)
Initial SERP Participation. A Participant who participated in the SERP before becoming a Participant in the ERA will be entitled to a benefit under this ERA, if any, equal to the amount of his Account. The Participant's accrued benefit under the SERP will be paid pursuant to the terms of the SERP and his benefit under this ERA, if any, will be paid pursuant to the terms hereof.

3.2    Forfeitability of Benefits. A Participant will forfeit any amounts credited to his Account as follows:

(a)
Other Termination. Except as provided in section 4.2(a), if a Participant incurs an Other Termination before attaining age fifty-five (55), he will forfeit the entire balance of his Account. If a Participant incurs an Other Termination on or after attaining age fifty-five (55), he will forfeit the non-vested balance of his Account, as determined in accordance with Section 4.2(b) below.

(b)
Involuntary Termination. If a Participant incurs an Involuntary Termination either before or on or after attaining age fifty-five (55), he will forfeit the non-vested balance of his Account. The vested balance of a Participant's Account in the event of an Involuntary Termination is determined in accordance with Section 4.2(c) (or, if applicable, Section 4.2(a)) below.

(c)	Cause. If a Participant incurs a Termination of Employment for Cause, he will forfeit the entire balance, whether vested or not, of his Account.

End of Article III

ARTICLE IV
COMPANY CONTRIBUTIONS, VESTING, ACCOUNTING
AND INVESTMENT CREDITING RATES
4.1    Company Contributions.

(a)
Annual Contribution. The Company will make an Annual Contribution to the ERA each Plan Year on behalf of each Participant in an amount equal to ten percent (10%) of the Participant’s Compensation unless the Executive Vice President & Chief Human Resources Officer or the Plan Administrator determine a different amount will apply and communicate that to the Participant in an offer letter or other communication. Unless declared otherwise by the Executive Vice President & Chief Human Resources Officer or the Plan Administrator, such Annual Contribution will be based on the Participant's Compensation on the date on which the Annual Contribution is made. In addition, in the case of Retirement on or after Normal Retirement Age, death, Disability, or an Involuntary Termination or change in position that results in the termination of active participation in the ERA without establishment of a successor plan within two (2) years after a Change of Control, a Participant will receive a prorated Annual Contribution based on the number of months during which he was employed from July 1 immediately preceding the applicable event. An Inactive Participant will have a zero percent (0%) Annual Contribution.

The Executive Vice President & Chief Human Resources Officer or the Plan Administrator may credit a Participant who transfers to an Affiliate that is not an Employer with an Annual Contribution based on his Compensation with such Affiliate without the need for such Affiliate to adopt the ERA as an Employer.

(b)
Discretionary Contribution. The Chief Executive Officer (or any successor title to such position) of the Company may declare that a Discretionary Contribution be made by the Employer to a Participant's Account in such amount, and at such time, as he may determine in his sole and absolute discretion.

4.2    Vesting in ERA Account.

(a)	Full Vesting Events. A Participant will become one hundred percent (100%) vested in the balance of his Account upon the occurrence of any of the following events while an Employee:

(i)	the Participant's attainment of age sixty (60) and completion of five (5) Years of Vesting Service;

(ii)	the Participant's attainment of sixty-two (62) regardless of Years of Vesting Service;

(iii)	the Participant's death;

(iv)	the Participant's Disability; or

(v)	the occurrence of a Change of Control.

(b)	Other Termination of Employment. Except in the case of a Termination of Employment for Cause, a Participant who incurs an Other Termination before the occurrence of a full vesting event described in Section 4.2(a) will vest in the balance of his Account pursuant to the following schedule:

Vesting Schedule for Other Termination
Vesting (as a % of Account Balance)		Age
		54 and Below	55	56	57	58	59	60	61	62
Whole Years of Service	4 or less	0%			0%
	5				25%
	6				30%
	7				35%
	8				40%
	9				45%
	10				50%
	11				55%
	12				60%
	13				65%
	14				70%
	15				75%
	16				80%
	17				85%
	18				90%
	19				95%
	20				100%

The non-vested portion of the Participant's Account will be forfeited as of the date of his Termination of Employment (subject to the rules set forth in Section 2.1(ww) (regarding an individual who is reemployed before experiencing a break in employment under the Company's Rehire and Reinstatement Policy (or any successor thereto))).
In the case of a Termination of Employment for Cause, the Participant will forfeit the entire balance of his Account regardless if vested or not.

(c)
Involuntary Termination of Employment. A Participant who incurs an Involuntary Termination before the occurrence of a full vesting event described in Section 4.2(a) will vest in the balance of his Account as follows:

Vesting Schedule for Involuntary Termination
Years of Vesting Service	Vested Percent
4 or less	0%
5	25%
6	30%
7	35%
8	40%
9	45%
10	50%
11	55%
12	60%

Vesting Schedule for Involuntary Termination
Years of Vesting Service	Vested Percent
13	65%
14	70%
15	75%
16	80%
17	85%
18	90%
19	95%
20	100%

The non-vested portion of the Participant's Account will be forfeited as of the date of his Termination of Employment.
4.3    Accounting for Deferred Compensation. The Plan Administrator will establish and maintain an individual Account or Accounts under the name of each Participant under the ERA. Depending on the Participant's selection of an investment crediting rate option pursuant to Section 4.4, the Plan Administrator may set up a Cash Account and/or a Stock Unit Account.

(a)
Cash Account. If a Participant has made an election to have the balance of his Account to be deemed invested in a fixed rate of return or benchmark mutual funds pursuant to Section 4.4(a) or Section 4.4(b), the Company may, in its sole and absolute discretion, establish and maintain a Cash Account for the Participant under this ERA. Each Cash Account will be adjusted at least monthly to reflect the Annual Contributions and Discretionary Contributions credited thereto, earnings credited on such Annual Contributions and Discretionary Contributions pursuant to Section 4.4, and any payment of such Annual Contributions or Discretionary Contributions under this ERA. Such Annual Contributions and any Discretionary Contributions made on behalf of the Participant will be credited to each Participant's Cash Account at such times as determined by the Human Resources Committee. In the sole discretion of the Plan Administrator. more than one (1) Cash Account may be established for each Participant to facilitate record keeping convenience and accuracy.

(b)
Stock Unit Account. If a Participant has made an election to have the balance of his Account to be deemed invested in Stock Units pursuant to Section 4.4(c), the Plan Administrator may, in its sole and absolute discretion. establish and maintain a Stock Unit Account and credit the Participant's Stock Unit Account with a number of Stock Units determined by dividing an amount equal to the Annual Contributions and Discretionary Contributions made on behalf of the Participant for a Plan Year by the Fair Market Value of a share of Stock on the date such Contributions are made. Such Stock Units will be credited to the Participant's Stock Unit Account as soon as administratively practicable after the determination of the number of Stock Units is made pursuant to the preceding sentence. In the sole and absolute discretion of the Plan Administrator, more than one Stock Unit Account may be established for each Participant to facilitate record-keeping convenience and accuracy. Each such Stock Unit Account will be credited and adjusted as provided in this ERA.

The Stock Units credited to a Participant's Stock Unit Account will be used solely as a device for determining the number of shares of Stock eventually to be distributed to the Participant in accordance with this ERA. The Stock Units will not be treated as property of the Participant or as a trust fund of any kind. No Participant will be entitled to any voting or other stockholder rights with respect to Stock Units credited under this ERA.
If the outstanding shares of Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Stock or other securities, through merger, consolidation, spin-off, sale of all or substantially all the assets of the Company, reorganization. recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Stock or other securities, an appropriate and proportionate adjustment will be made by the Human Resources Committee in the number and kind of Stock Units credited to a Participant's Stock Unit Account.

(c)
Unfunded Nature of Accounts. Amounts credited to the Participant's Cash and Stock Unit Accounts will be held with the general assets of the Employer and, as provided in Section 7.2, will be subject to the claims of the Employer's general creditors. Establishment and maintenance of a separate Account or Accounts for each Participant will not be construed as giving any person any interest in assets of the Employer, or a right to payment other than as provided under this ERA. Such Accounts will be maintained until all amounts credited as to such Account have been distributed in accordance with the terms and provisions of this ERA.

4.4    Computation of Earnings Credited. The Participant may, pursuant to administrative procedures established by the RPAC, request the type of investment crediting rate option with which the Participant would like the Employer, in its sole and absolute discretion, to credit to the Participant's Account during the Participant's Employment. Such investment crediting rate election will apply to all contributions under the ERA; provided that no investment crediting will be made after the Participant incurs a Termination of Employment or transfers to an ineligible position, except as provided in Section 2,1(aa) (i.e., the Participant qualifies as an Inactive Participant who is not a participant in the SERP). To the extent the Participant has invested in Stock Units, upon his Termination of Employment or transfer to another position, the number of shares of Stock to which he is entitled will be determined and distributable to him pursuant to the terms of the ERA. For purposes of determining when a Participant incurs a Termination of Employment for investment crediting purposes, Employment will be deemed to have ceased on the last day of the calendar month of Employment.
The Participant will specify his preference from among the following possible investment crediting rate options:

(a)
The annual rate of interest based on the benchmark money market mutual fund, compounded daily, such benchmark money market mutual fund will be for periods before October 1, 2008, the Fidelity Money Market Fund and from October 1, 2008, through December 31, 2008, an annual rate of interest equal to one percent (1%) below the prime rate of interest as quoted by Bloomberg, compounded daily, and effective on and after January 1, 2009, an annual rate of interest equal to one hundred and twenty percent (120%) of the long-term applicable federal rate. compounded daily;

(b)	One (1) or more benchmark mutual funds; or

(c)
Stock Units; provided that any request to have the Participant's Account to be deemed invested in Stock Units is irrevocable (i.e., a Participant may only change such investment election on a prospective basis) and such amounts will be distributed in an equivalent whole number of shares of Stock pursuant to the provisions of Article V. Any fractional share interests will be paid in cash with the last distribution.

During his Employment, the Participant may change, on a monthly basis, the investment crediting rate preference under this Section 4.4 by filing an election in such manner as will be determined by the RPAC. Notwithstanding any request made by a Participant, the Company will not be bound by such request and the Company, in its sole and absolute discretion, will determine the investment rate with which to credit amounts contributed on behalf of Participants under this ERA, provided, however, that if the Company chooses an investment crediting rate other than the investment crediting rate requested by the Participant, such investment crediting rate cannot be less than (a) above. If a Participant fails to set forth his investment crediting rate preference under this Section 4.4, he will be deemed to have elected the investment crediting rate in (a) above. The RPAC will select from time to time, in its sole and absolute discretion, the possible investment crediting rate options to be offered under the ERA.

End of Article IV

ARTICLE V
DISTRIBUTION OF BENEFITS
5.1    Normal Retirement Distribution. A Participant who remains in the employ of the Employer until his Normal Retirement Age will receive a Normal Retirement Benefit equal to the vested balance of his Account as of the date of his Retirement. Except as provided in Section 10.3, payment of the Normal Retirement Benefit will begin on the first day of the second calendar month following the date of the Participant's Retirement in the form of equal annual installments through the date the Participant attains age eighty (80). Distributions will be made in the form of cash or Stock, depending on the Participant's investment crediting rates as provided in Section 4.4. The commencement of payment of the Normal Retirement Benefit will be subject to the six (6) month delay applicable to Key Employees under Section 5.4. A Participant who is entitled to a Normal Retirement Benefit distribution may elect to defer payment of such distribution pursuant to Section 5.7.
5.2    Early Retirement Distribution. A Participant who remains in the employ of the Employer until his Early Retirement Age (and is not entitled to a distribution by reason of an Involuntary Termination pursuant to Section 5.3(a)) will receive an Early Retirement Benefit equal to the vested balance of his Account as of the date of his Retirement. Payment of the Early Retirement Benefit will begin on the first day of the second calendar month following the date of the Participant's Retirement; provided, that the Participant timely elected (or was deemed to have timely elected) to receive an Early Retirement Benefit pursuant to Section 3.1(b) and did not subsequently elect to defer such payment pursuant to Section 5.7. Except as provided in Section 10.3, distribution of the Early Retirement Benefit will be made in the form of equal annual installments through the date the Participant attains age eighty (80). Distributions will be made in the form of cash or Stock, depending on the Participant's investment crediting rates as provided in Section 4.4. The commencement of the payment of the Early Retirement benefit will be subject to the six (6) month delay applicable to Key Employees under Section 5.4.
5.3    Termination of Employment Distribution. A Participant who incurs a Termination of Employment for a reason other than Retirement, Disability or death, will receive a distribution of the vested balance of his Account, if any, pursuant to this Section 5.3. The commencement of the payment of the vested balance of the Participant's Account will be subject to the six (6) month delay applicable to Key Employees under Section 5.4.

(a)
Involuntary Termination Distribution. If a Participant incurs an Involuntary Termination, he will receive payment of his vested Account balance, as determined in accordance with Section 4.2(c), commencing on the first day of the second calendar month following his attainment of age sixty-two (62) (regardless if the Participant has attained age fifty-five (55) and completed ten (10) Years of Vesting Service and has elected (or was deemed to have elected) an Early Retirement Benefit pursuant to Section 3.1(b)), unless he elected to defer payment pursuant to Section 5.7. Except as provided in Section 10.3, distribution of the Participant's vested Account balance will be made in equal annual installments through the date the Participant attains age eighty (80). Distributions will be made in the form of cash or Stock, depending on the Participant's investment crediting rates as provided in Section 4.4.

(b)
Other Termination Distribution. Except in the case of a Termination of Employment for Cause, if a Participant incurs an Other Termination after attaining age fifty-five (55) and completing ten (10) Years of Vesting Service and the Participant elected (or was deemed to have elected) an Early Retirement Benefit pursuant to Section 3.1(b), distribution of the Participant's vested Account balance will be made pursuant to Section 5.2. If the Participant has not completed ten (10) Years of Vesting Service or did not elect (or was not deemed to have elected) an Early Retirement Benefit, distribution of the Participant's vested Account balance will commence on the first day of the second calendar month following the date he attains age sixty-two (62) unless he elected to defer payment pursuant to Section 5.7. Except as provided in Section 10.3, distribution of the Participant's vested Account balance will be made in the form of equal annual installments through the date the Participant attains age eighty (80). Distributions will be made in the form of cash or Stock, depending on the Participant's investment crediting rates as provided in Section 4.4.

A Participant who incurs a Termination of Employment for Cause will forfeit the entire balance of his Account regardless if vested.
5.4    Termination Distributions to Key Employees. Distributions under this ERA that are payable to a Key Employee on account of a Termination of Employment, including Retirement, will be delayed for a period of six (6) months following such Participant's Termination of Employment. This six (6) month restriction will not apply, or will cease to apply, with respect to a distribution to a Participant's Beneficiary by reason of the death of the Participant.
5.5    Death Distribution. In the event of the Participant's death, his vested Account balance will be distributed as follows:

(a)
Death While an Employee. If the Participant dies while employed by the Employer, the Participant's vested Account balance, as determined pursuant to Section 4.2(a), will be paid to the Participant's Beneficiary in a lump sum, in cash and/or Stock depending on the Participant's investment crediting rates, by the later of the end of the Plan Year in which the Participant dies or ninety (90) days following the date of the Participant's death.

(b)
Death Following Termination. If the Participant dies after his Termination of Employment while receiving installment payments from the ERA, the remaining amount of such installment payments will be paid to the Participant's Beneficiary in a lump sum, in cash and/or Stock depending on the Participant's investment crediting rates, by the later of the end of the Plan Year in which the Participant dies or ninety (90) days following the date of the Participant's death. If the Participant dies after his Termination of Employment before he begins receiving installment payments from the ERA, his vested Account balance will be paid in a to his Beneficiary in a lump sum, in cash and/or Stock depending on the Participant's investment crediting rates, by the later of the end of the Plan Year in which the Participant dies or ninety (90) days following the date of the Participant's death.

Amounts distributed pursuant to this Section 5.5 will not be subject to or, in the event installment payments to the Participant had already commenced at the time of the

Participant's death, will cease to be subject to the six (6) month delay applicable to Key Employees under Section 5.4.
5.6    Disability Distribution. If a Participant incurs a Disability while employed by the Employer, distribution of his vested Account balance will begin on the first day of the second calendar month following the Participant's attainment of age sixty-five (65). Except as provided in Section 10.3, distribution of the Participant's vested Account will be made in the form of equal annual installments through the date the Participant attains age eighty (80). Distributions will be made in the form of cash or Stock, depending on the Participant's investment crediting rates as provided in Section 4.4. A Participant who is entitled to a Disability distribution may not elect to defer payment of such distribution pursuant to Section 5.7. Amounts distributed pursuant to this Section 5.6, will not be subject to the six (6) month delay applicable to Key Employees.
5.7    Deferral of Distributions. A Participant may elect to defer payment of his Normal Retirement Benefit payable pursuant to Section 5.1, his Early Retirement Benefit payable pursuant to Section 5.2 or a Termination of Employment distribution pursuant to Section 5.3 for a period of five (5) years from the date such payment would otherwise be made by making a deferral election at least twelve (12) months before the date payment would otherwise be made. In the event that the Participant becomes entitled to a distribution pursuant to Section 5.1, Section 5.2 or Section 5.3 during this twelve (12) month period, the deferral election will be of no effect and payment of the Participant's benefits will commence at the time specified in Section 5.1, Section 5.2 or Section 5.3, as applicable. A Participant who becomes entitled to distribution of a Disability benefit pursuant to Section 5.6 may not elect to defer payment of such distribution pursuant to this Section 5.7 and any deferral election made by such Participant will be null and of no effect.
5.8    Withholding. Any taxes or other legally required withholdings from distributions to Participants under the ERA will be deducted and withheld from the Participant's vested Accounts by the Employer, benefit provider or funding agent as required pursuant to applicable law. A Participant will be provided with a tax withholding election form for purposes of federal and state tax withholding, if applicable. A Beneficiary will be responsible for payment of his own federal, state and local taxes.
5.9    Impact of Reemployment on Benefits. If a Participant incurs a Termination of Employment and begins receiving, installment payments from the ERA and such Participant is reemployed by the Employer or an Affiliate, then such Participant's installment payments will continue as scheduled during the period of his reemployment.

End of Article V

ARTICLE VI
PAYMENT LIMITATIONS
6.1    Spousal Claims

(a)
Distribution of Benefit. In the event that an Alternate Payee is entitled to all or a portion of a Participant's vested Account balance pursuant to the terms of a DRO, such amount will be paid to the Alternate Payee in a lump sum, in cash or Stock, based on the Participant's investment crediting rates under the ERA as provided in Section 4.4 and the terms of the DRO, within ninety (90) days after the Plan Administrator approves the DRO.

An Alternate Payee must complete and deliver to the Plan Administrator all required forms within thirty (30) days from the date the Alternate Payee is notified by the Plan Administrator that the DRO has been accepted. The Alternate Payee will be responsible for payment of any federal, state or local taxes.

(b)
Determination of Qualification of DRO. The Plan Administrator will have sole and absolute discretion to determine whether a judgment, decree or order is a DRO, to determine whether a DRO will be accepted for purposes of this Section 6.1 and to make interpretations under this Section 6.1, including determining who is to receive benefits, the amount of such benefits, and the amount of taxes to be withheld. The decisions of the Plan Administrator will be binding on all parties with an interest.

(c)
Subject to ERA Provisions. Any benefits payable to an Alternate Payee pursuant to the terms of a DRO will be subject to all provisions and restrictions of the ERA and any dispute regarding such benefits will be resolved pursuant to the ERA claims procedure in Article VIII.

6.2    Legal Disability. If a person entitled to any payment under this ERA is, in the sole judgment of the Plan Administrator, under a legal disability, or otherwise is unable to apply such payment to his own interest and advantage, the Plan Administrator, in the exercise of its discretion, may direct the Employer or payor of the benefit to make any such payment in any one (1) or more of the following ways:

(a)	Directly to such person;

(b)	To his legal guardian or conservator; or

(c)	To his spouse or to any person charged with the duty of his support, to be expended for his benefit and/or that of his dependents.
The decision of the Plan Administrator will in each case be final and binding upon all persons in interest, unless the Plan Administrator reverses its decision due to changed circumstances.
6.3    Assignment. Except as provided in Section 6,1, no Participant or Beneficiary will have any right to assign, pledge, transfer, convey, hypothecate, anticipate or in any way create a lien on any amounts payable under this ERA. No amounts payable under this ERA will be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their Beneficiaries.

End of Article VI

ARTICLE VII
FUNDING
7.1    No Right to Assets.

(a)
Employer Obligation. Benefits under this ERA will be funded solely by the Employer. Benefits under this ERA will constitute an unfunded general obligation of the Employer, but the Employer may create reserves, funds and/or provide for amounts to be held in trust to fund such benefits on its behalf. Payment of benefits may be made by the Employer, any trust established by the Employer or through a service or benefit provider to the Employer or such trust. Upon the occurrence of a Change of Control, the Company will establish a rabbi trust to fund the benefits accrued under the ERA as of the date of the Change of Control.

(b)	Rabbi Trust. Upon a Change of Control, the following will occur:

(i)	the Trust will become (or continue to be) irrevocable;

(ii)	for three (3) years following a Change of Control, the Trustee can only be removed as set forth in the Trust;

(iii)	if the Trustee is removed or resigns within three (3) years following a Change of Control, the Trustee will select a successor Trustee, as set forth in the Trust;

(iv)
for three (3) years following a Change of Control, the Company will be responsible for directly paying all Trustee fees and expenses, together with all fees and expenses incurred under Article VIII relating to the RPAC, Plan Administrator, and ERA administrative expenses (unless otherwise paid by the Trust from the Trust’s expense reserve); and

(v)
the Trust Agreement may be amended only as set forth in the Trust (with the Trustee's consent); provided, however, that no such amendment will (A) change the irrevocable nature of the Trust; (B) adversely affect a Participant's rights to benefits under the ERA without the consent of the Participant; (C) impair the rights of the Company's creditors under the Trust; or (D) cause the Trust to fail to be a "grantor trust" pursuant to Code sections 671 through 679.

7.2    Creditor Status. Participants and their Beneficiaries will be general unsecured creditors of their respective Employer with respect to the payment of any benefit under this ERA, unless such benefits are provided under a contract of insurance or an annuity contract that has been delivered to Participants, in which case Participants and their Beneficiaries will look to the insurance carrier or annuity provider for payment, and not to the Employer. The Employer's obligation for such benefit will be discharged by the purchase and delivery of such annuity or insurance contract.

End of Article VII

ARTICLE VIII
ADMINISTRATION
8.1    The RPAC. The overall administration of the ERA will be the responsibility of the RPAC.
8.2    Powers of RPAC. The RPAC will have sole and absolute discretion regarding the exercise of its powers and duties under this ERA. In order to effectuate the purposes of the ERA, the RPAC will have the following powers and duties:

(a)	To appoint the Plan Administrator;

(b)	To review and render decisions respecting a denial of a claim for benefits under the ERA;

(c)	To construe the ERA and to make equitable adjustments for any mistakes or errors made in the administration of the ERA; and

(d)
To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the ERA and the trust established to secure the assets of the ERA when differences of opinion arise between the Company, an Affiliate, the Plan Administrator, the Trustee, a Participant, or any of them, and whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the ERA for the greatest benefit of all parties concerned.

The foregoing list of express powers is not intended to be either complete or conclusive, and the RPAC will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the ERA.
8.3    Appointment of Plan Administrator. The RPAC will appoint the Plan Administrator, who will have the responsibility and duty to administer the ERA on a daily basis. The RPAC may remove the Plan Administrator with or without cause at any time. The Plan Administrator may resign upon written notice to the RPAC.
8.4    Duties of Plan Administrator. The Plan Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under this ERA. The Plan Administrator will have the following powers and duties:

(a)	To direct the administration of the ERA in accordance with the provisions herein set forth;

(b)	To adopt rules of procedure and regulations necessary for the administration of the ERA, provided such rules are not inconsistent with the terms of the ERA:

(c)
To determine all questions with regard to rights of Employees. Participants, and Beneficiaries under the ERA including, but not limited to, questions involving eligibility of an Employee to participate in the ERA, the amount of a Participant’s Annual Contribution and the value of a Participant's vested Account:

(d)	To enforce the terms of the ERA and any rules and regulations adopted by the RPAC;

(e)	To review and render decisions respecting a claim for a benefit under the ERA;

(f)	To furnish the Employer with information that the Employer may require for tax or other purposes;

(g)	To engage the service of counsel (who may, if appropriate, be counsel for the Employer), actuaries, and agents whom it may deem advisable to assist it with the performance of its duties;

(h)	To prescribe procedures to be followed by Participants in obtaining benefits;

(i)	To receive from the Employer and from Participants such information as is necessary for the proper administration of the ERA;

(j)	To establish and maintain, or cause to be maintained, the individual Accounts described in Section 4.3;

(k)	To create and maintain such records and forms as are required for the efficient administration of the ERA;

(l)	To make all determinations and computations concerning the benefits, credits and debits to which any Participant, or other Beneficiary, is entitled under the ERA;

(m)	To give the Trustee of the trust established to serve as a source of funds under the ERA specific directions in writing with respect to:

(i)	making distribution payments, giving the names of the payees, specifying the amounts to be paid and the time or times when payments will be made; and

(ii)	making any other payments which the Trustee is not by the terms of the trust agreement authorized to make without a direction in writing by the Plan Administrator;

(n)	To comply with all applicable lawful reporting and disclosure requirements of ERISA;

(o)	To comply (or transfer responsibility for compliance to the Trustee) with all applicable federal income tax withholding requirements for benefit distributions; and

(p)	To construe the ERA, in its sole and absolute discretion, and make equitable adjustments for any errors made in the administration of the ERA.
The foregoing list of express duties is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the ERA.

8.5    Indemnification of RPAC and Plan Administrator. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations. the Employer agrees to hold harmless and indemnify the RPAC and Plan Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys' fees, based upon or arising out of any act or omission relating to or in connection with the ERA other than losses resulting from the RPAC's, or any such person's commission of fraud or willful misconduct.
8.6    Claims for Benefits.

(a)
Initial Claim. In the event that an Employee, Eligible Person, Participant or his Beneficiary (a “claimant”) claims to be eligible for benefits, or claims any rights under this ERA, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Plan Administrator, in its sole and absolute discretion. Likewise, any claimant who feels unfairly treated as a result of the administration of the ERA must file a written claim. setting forth the basis of the claim, with the Plan Administrator. In connection with the determination of a claim, or in connection with appeal of a denied claim. the claimant may examine this ERA, and any other pertinent documents generally available to Participants that are specifically related to the claim and may appoint an authorized representative to pursue the claim on his behalf. References to the claimant include his authorized representative, when applicable.

Different claims procedures apply to claims for benefits on account of Disability, referred to as "Disability claims," and all other claims for benefits, referred to as "non-Disability claims "

(b)	Non-Disability Claims.

(i)
Initial Decision on Non-Disability Claim. If a claimant files a non-Disability claim, written notice of the disposition of such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Plan Administrator unless special circumstances require an extension of time for processing the claim. Such extension will not exceed ninety (90) days and no extension will be allowed unless, within the initial ninety (90)-day period, the claimant is sent an extension notice indicating the special circumstances requiring the extension and specifying a date by which the Plan Administrator expects to issue its final decision. If the claim is denied, the Plan Administrator's notice will set forth:

(A)	The specific reason or reasons for the denial;

(B)	Specific references to pertinent ERA provisions on which the Plan Administrator based its denial;

(C)	A description of any additional material and information needed for the claimant to perfect his claim and an explanation of why the material or information is needed;

(D)	A statement that the claimant may:

(1)	Appeal the claim in writing to the RPAC, including a description of such appeal procedures and the time limits applicable to such procedures;

(2)	Review pertinent ERA documents;

(3)	Submit issues and comments in writing; and

(4)	Pursue arbitration following the denial of the claim on appeal;

(E)
A statement that any appeal that the claimant wishes to make of the adverse determination must be made in writing to the RPAC within ninety (90) days after receipt of the Plan Administrator's notice of denial of benefits; and

(F)	A statement that his failure to appeal the action to the RPAC in writing within the ninety (90)-day period will render the Plan Administrator's determination final, binding, and conclusive.
All benefits provided in this ERA as a result of the disposition of a claim will be paid as soon as practicable following receipt of proof of entitlement, if requested.

(ii)
Appeal of Denied Non-Disability Claim. Within ninety (90) days after receiving written notice of the Plan Administrator's denial of his initial non-Disability claim, the claimant may file with the RPAC a written appeal of his claim. If the claimant does not file an appeal within ninety (90) days after receiving written notice of the Plan Administrator's disposition of the claim, the claimant will be deemed to have accepted the Plan Administrator's written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to file an appeal within the ninety (90) day period.

(iii)
Decision on Appeal of Non-Disability Claim. After receipt by the RPAC of a written appeal of a non-Disability claim, the RPAC will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The RPAC will notify the claimant of its decision by delivery or by certified or registered mail to his last known address. A decision on appeal of the claim will be made by the RPAC at its next meeting following receipt of the appeal. If no meeting of the RPAC is scheduled within forty-five (45) days of receipt of the appeal, then the RPAC will hold a special meeting to review such appeal within such forty-five (45) day period. If special circumstances require an extension of the forty-five (45) day period, the RPAC will so notify the claimant and a decision will be made within ninety (90) days of receipt of the appeal. In any event, if a claim is not determined by the RPAC within ninety (90) days of receipt of the appeal, it will be deemed to be denied.

The decision of the RPAC will be provided to the claimant as soon as possible but no later than five (5) days after the determination on appeal is made. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant ERA provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to arbitration in the case of an adverse decision regarding his appeal. The decision of the RPAC will be final and conclusive.

(c)
Disability Claims. The ERA will ensure that all Disability claims and appeals are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision by ensuring that decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual, such as a medical or vocational expert, must not be based upon the likelihood that the individual will support the denial of benefits.

(i)
Initial Decision on Disability Claim. The Plan Administrator will notify the claimant the initial decision on a Disability claim no later than forty-five (45)-days after receipt of the claim by the Plan. This period may be extended by the Plan Administrator for up to thirty (30) days provided that the Plan Administrator determines that such an extension is necessary due to matters beyond the control of the ERA and the claimant is notified before the expiration of the initial forty-five (45)-day period of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a decision. If, before the first thirty (30)-day extension period, the Plan Administrator determines that, due to matters beyond the control of the ERA, a decision can not be made within that extension period, the period for making the initial benefit determination may be extended for up to an additional thirty (30) days provided that the claimant is notified before the expiration of the first thirty (30)-day extension period of the circumstances requiring the extension and the date as of which the Plan Administrator expects to issue a decision. In the case of any extension, the notice of extension will specifically explain the standards on which entitlement to a benefit by reason of Disability is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues and the claimant will be given at least forty-five (45) days within which to provide the specified information.

The claimant will be provided with written or electronic notification of any adverse benefit determination (i.e., denial) of a disability claim, in a culturally and linguistically appropriate manner by providing oral language services (such as a telephone customer assistance hotline) that includes answering questions in any “applicable non-English language,” as defined below, and providing assistance with filing claims and appeals in any applicable non-English language, providing, upon request, a notice in any applicable non-English language and including in the English version of all notices, a statement prominently displayed in any applicable non-English language clearly indicating how to access the language services provided by the ERA. For this purpose a non-English language is an applicable non-English language if ten percent (10%) or more of the population residing in the county to which a notice is sent is literate only in the same non-English language, as determined in guidance issued by the Secretary of the Department of Labor. The notification will set forth, in a manner calculated to be understood by the claimant:

(A)	the specific reason or reasons for the denial;

(B)	reference to the specific ERA provisions on which the denial is based;

(C)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(D)
a description of the ERA's review procedures and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under section 502 of ERISA following the denial of an appeal;

(E)
a discussion of the decision, including an explanation of the basis for disagreeing with or not following (i) the views presented by the claimant to the ERA of health care professionals treating the claimant and the vocational professionals who evaluated the claimant, (ii) the views of medical or vocational experts whose advice was obtained on behalf of the ERA in connection with the denial, without regard to whether the advice was relied on in making the benefit determination, and (iii) a disability determination regarding the claimant presented by the claimant to the ERA made by the Social Security Administration;

(F)
if the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgement for the determination, applying the terms of the ERA to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request;

(G)
either the specific internal rules, guidelines, protocols, standards or other similar criteria of the ERA relied upon in denying the claim or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and

(H)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits.

(ii)	Appeal of Denial of Disability Claim

(A)
Opportunity for Full and Fair Review. A claimant will be provided a reasonable opportunity to appeal the denial of his Disability claim under which there will be a full and fair review of the claim and the denial. Accordingly:

(1)	a claimant will be provided one hundred and eighty (180) days following receipt of notice of the denial of the Disability claim to appeal such determination;

(2)	a claimant will be provided the opportunity to submit written comments, documents, records or other information relating to the Disability claim on appeal;

(3)	a claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Disability claim;

(4)
appellant review will take into account all comments, documents, records and other information submitted by the claimant relating to the Disability claim without regard to other such information once submitted or considered in the initial benefit determination;

(5)
such appeal will not afford deference to the initial denial and will be conducted by the RPAC, which is an appropriate Named Fiduciary of the ERA and which will neither be the individual who denied the Disability claim that is subject to the appeal nor the subordinate of such individual;

(6)
in the case of any appeal of a denied Disability claim that is based in whole or in part on a medical judgment, the claimant will be entitled to a review by the RPAC based on the RPAC's consultation with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment whereby such professional is neither an individual who was consulted in connection with the denial that is the subject of the appeal nor the subordinate of any such individual;

(7)
the claimant will be provided with the identity of the medical or vocational experts whose advice was obtained on behalf of the ERA in connection with the denial of the Disability claim, without regard to whether the advice was relied upon in making the benefit determination; and

(8)
as soon as possible and sufficiently in advance of the date on which the notice on the appeal is required to be provided, the RPAC or its delegate will provide the claimant, free of charge, with any new or additional evidence and/or rationale considered, relied upon, or generated by the ERA in connection with the Disability claim.

(B)
Timing of Decision on Appeal of Disability Claim. The decision on appeal of the claim will be made by the RPAC at its next meeting following receipt of the appeal. If no meeting of the RPAC is scheduled within forty-five (45) days of receipt of the appeal, then the RPAC will hold a special meeting to review such appeal within such forty-five (45) day period. If special circumstances require an extension of the forty-five (45) day period, the RPAC will so notify the claimant and a decision will be made within ninety (90) days of receipt of the appeal. In any event, if the appeal is not determined by the RPAC within ninety (90) days after its receipt of the appeal, it will be deemed to be denied.

(C)
Decision on Appeal of Disability Claim. The decision of the RPAC will be provided to the claimant as soon as possible but no later than five (5) days after the determination on appeal is made. The claimant will be provided with written or electronic notification of the ERA’s benefit determination on appeal in a culturally and linguistically appropriate manner by providing oral language services (such as a telephone customer assistance hotline) that includes answering questions in any “applicable non-English language,” as defined below, and providing assistance with filing claims and appeals in any applicable non-English language, providing, upon request, a notice in any applicable non-English language and including in the English version of all notices, a statement prominently displayed in any applicable non-English language clearly indicating how to access the language services provided by the ERA. For this purpose a non-English language is an applicable non-English language if ten percent (10%) or more of the population residing in the county to which a notice is sent is literate only in the same non-English language, as determined in guidance issued by the Secretary of the Department of Labor. If the appeal is denied, the notification will set forth, in a manner calculated to be understood by the claimant:

(1)	the specific reason or reasons for the appeal decision;

(2)	reference to the specific ERA provisions on which the appeal decision is based;

(3)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Disability claim for benefits;

(4)	a statement describing the ERA's appeals procedures, the right to obtain information about such procedures, a statement of the claimant’s right to file a civil action under section 502 of ERISA including a description of any applicable contractual limitations period that applies to the claimant’s right to bring such action, including the date on which the contractual limitations period expires for the claim;

(5)
a discussion of the appeal decision, including an explanation of the basis for disagreeing with or not following (i) the views presented by the claimant to the ERA of health care professionals treating the claimant and the vocational professionals who evaluated the claimant, (ii) the views of medical or vocational experts whose advice was obtained on behalf of the ERA in connection with the claimant’s appeal, without regard to whether the advice was relied on in denying the appeal, and (iii) a disability determination regarding the claimant presented by the claimant to the ERA made by the Social Security Administration;

(6)
if the denial on appeal is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgement for the denial on appeal, applying the terms of the ERA to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(7)
either the specific internal rules, guidelines, protocols, standards or other similar criteria of the ERA relied upon in denying the appeal or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

8.7    Arbitration. In the event the claims review procedure described in Section 8.6 of the ERA with respect to non-Disability claims does not result in an outcome thought by the claimant to be in accordance with the ERA document, he may appeal to a third party neutral arbitrator. The claimant must appeal to an arbitrator within sixty (60) days after receiving the RPAC’s denial or deemed denial of his request for review and before bringing suit in court. The arbitration will be conducted pursuant to the American Arbitration Association (“AAA”) Rules on Employee Benefit Claims.
The arbitrator will be mutually selected by the claimant and the RPAC from a list of arbitrators who are experienced in nonqualified deferred compensation plan benefit matters that is provided by the AAA. If the parties are unable to agree on the selection of an arbitrator within ten (10) days of receiving the list from the AAA, the AAA will appoint an arbitrator. The arbitrator’s review will be limited to interpretation of the ERA document in the context of the particular facts involved. The claimant, the RPAC and the Company agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious. The claimant, RPAC and the Company agree that the venue for the arbitration will be in Dallas, Texas. The costs of arbitration will be paid by the Company; the costs of legal representation for the claimant or witness costs for the claimant will be borne by the claimant; provided, that, as part of his award, the Arbitrator may require the Company to reimburse the claimant for all or a portion of such amounts.
The following discovery may be conducted by the parties: interrogatories, demands to produce documents, requests for admissions and oral depositions. The arbitrator will resolve any discovery disputes by such pre hearing conferences as may be needed. The Company, RPAC and claimant agree that the arbitrator will have the power of subpoena process as provided by law. Disagreements concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the Company and the claimant or will be resolved by the arbitrator. All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the Company and the claimant and the arbitrator will adopt procedures to protect such rights. With respect to any dispute, the Company, RPAC and the claimant agree that all discovery activities will be expressly limited to matters directly relevant to the dispute and the arbitrator will be required to fully enforce this requirement.
The arbitrator will have no power to add to, subtract from, or modify any of the terms of the ERA, or to change or add to any benefits provided by the ERA, or to waive or fail to apply any requirements of eligibility for a benefit under the ERA. Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers in this ERA. Arbitration decisions will not establish binding precedent with respect to the administration or operation of the ERA.
8.8    Receipt and Release of Necessary Information. In implementing the terms of this ERA, the RPAC and Plan Administrator, as applicable, may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the RPAC or Plan Administrator deems to be necessary for such purposes. Any Participant or Beneficiary claiming benefits under this ERA will furnish to the RPAC or Plan Administrator, as applicable, such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.
8.9    Overpayment and Underpayment of Benefits. The Plan Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a Participant or Beneficiary receives an underpayment of benefits. the Plan Administrator will direct that payment be made as soon as practicable to make up for the underpayment. If an overpayment is made to a Participant or Beneficiary. for whatever reason, the Plan Administrator may, in its sole and absolute discretion, (a) withhold payment of any further benefits under the ERA until the overpayment has been collected; provided, that the entire amount of reduction in any calendar year does not exceed five thousand dollars ($5,000), and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant, or (b) may require repayment of benefits paid under this ERA without regard to further benefits to which the Participant or Beneficiary may be entitled.
8.10    Change of Control. Upon a Change of Control and for the following three (3) years thereafter, if any arbitration arises relating to an event occurring or a claim made within three (3) years of a Change of Control, (i) the arbitrator will not decide the claim based on an abuse of discretion principle or give the previous RPAC decision any special deference, but rather will determine the claim de novo based on its own independent reading of the ERA; and (ii) the Company will pay the Participant's reasonable legal and other related fees and expenses, by applying Section 3.1(f) of the ESP (except that if the Participant is not entitled to severance benefits under the ESP on account of the Termination of Employment that entitles the Participant to receive benefits under this ERA, the reference to the “shorter of the Severance Period or the Reimbursement Period” in the ESP will be changed to the “Reimbursement Period” only).

End of Article VIII

ARTICLE IX
OTHER BENEFIT PLANS OF THE COMPANY
9.1    Other Plans. Nothing contained in this ERA will prevent a Participant before his death, or a Participant's spouse or other Beneficiary after such Participant's death, from receiving, in addition to any payments provided for under this ERA, any payments provided for under any other plan or benefit program of the Employer or an Affiliate, or which would otherwise be payable or distributable to him, his surviving spouse or Beneficiary under any plan or policy of the Employer, an Affiliate or otherwise. Nothing in this ERA will be construed as preventing the Company or any of its Affiliates from establishing any other or different plans providing for current or deferred compensation for employees. Unless otherwise specifically provided in any plan of the Company intended to "qualify” under section 401 of the Code, Compensation made under this ERA will constitute earnings or compensation for purposes of determining contributions or benefits under such qualified plan.

End of Article IX

ARTICLE X
AMENDMENT AND TERMINATION OF THE PLAN
10.1    Continuation. The Company intends to continue this ERA indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this ERA.
10.2    Amendment of ERA. The Company, through an action of the Human Resources Committee, reserves the right in its sole and absolute discretion to amend this ERA in any respect at any time, except that upon or during the two (2) year period after any Change of Control of the Company, (a) ERA benefits cannot be reduced, (b) Articles VIII and X and Section 7.1(b) cannot be changed, and (c) (except as provided in Section 10.3) no prospective amendment that adversely affects the rights or obligations of a Participant may be made unless the affected Participant receives at least one (1) year's advance written notice of such amendment.
Moreover, no amendment may ever be made that retroactively reduces or diminishes the rights of any Participant to the benefits described herein that have been accrued or earned through the date of such amendment, even if a Termination of Employment has not yet occurred with respect to such Participant.
In addition to the Human Resources Committee, the RPAC has the right to make non-material amendments to the ERA to comply with changes in the law or to facilitate ERA administration; provided, however, that each such proposed non¬-material amendment must be discussed with the Chairperson of the Human Resources Committee in order to determine whether such change would constitute a material amendment to the ERA.
The provisions of this Section 10.2 will not restrict the right of the Company to terminate this ERA under Section 10.3 below or the termination of an Affiliate’s participation under Section 10.4 below.
10.3    Termination of ERA. The Company, through an action of the Human Resources Committee, may terminate or suspend this ERA in whole or in part at any time, provided that no such termination or suspension will deprive a Participant, or person claiming benefits under this ERA through a Participant, of any amount credited to his Account under this ERA up to the date of suspension or termination. Except as required by applicable law and pursuant to the valuation of such Account pursuant to Section 4.4, the Human Resources Committee may decide to liquidate the ERA upon termination under the following circumstances:

(a)
Corporate Dissolution or Bankruptcy. The Human Resources Committee may terminate and liquidate the ERA within twelve (12) months of a corporate dissolution taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A); provided, that the amounts deferred under the ERA are included in Participants' gross income in the latest of the following years (or if earlier, the taxable year in which the amount is actually or constructively received):

(i)	The calendar year in which the ERA termination and liquidation occurs.

(ii)	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.

(iii)	The first calendar year in which the payment is administratively practicable.

(b)
Change in Control. The Human Resources Committee may terminate and liquidate the ERA within the thirty (30) days preceding or the twelve (12) months following a Change in Control (except on account of a liquidation or dissolution of the Company), provided that all plans or arrangements that would be aggregated with the ERA under section 409A of the Code are also terminated and liquidated with respect to each Participant that experienced the Change in Control event so that under the terms of the ERA and all such arrangements the Participant is required to receive all amounts of compensation deferred under such arrangements within twelve (12) months of the termination of the ERA or arrangement, as applicable. In the case of a Change of Control event which constitutes a sale of assets, the termination of the ERA pursuant to this Section 10.3(b) may be made with respect to the Employer that is primarily liable immediately after the Change of Control transaction for the payment of benefits under the ERA.

(c)
Termination of ERA. The Human Resources Committee may terminate and liquidate the ERA provided that (i) the termination and liquidation does not occur by reason of a downturn of the financial health of the Company or an Employer, (ii) all plans all plans or arrangements that would be aggregated with the ERA under section 409A of the Code are also terminated and liquidated, (iii) no payments in liquidation of the ERA are made within twelve (12) months of the date of termination of the ERA other than payments that would be made in the ordinary course operation of the ERA, (iv) all payments are made within twenty-four (24) months of the date the ERA is terminated and (v) the Company or the Employer, as applicable depending on whether the ERA is terminated with respect to such entity, do not adopt a new plan that would be aggregated with the ERA within three (3) years of the date of the termination of the ERA.

10.4    Termination of Affiliate's Participation. An Affiliate may terminate its participation in the ERA at any time by an action of its governing body and providing written notice to the Company. Likewise, the Company may terminate an Affiliate's participation in the ERA at any time by an action of the Human Resources Committee and providing written notice to the Affiliate. The effective date of any such termination will be the later of the date specified in the notice of the termination of participation or the date on which the RPAC can administratively implement such termination. In the event that an Affiliate's participation in the ERA is terminated, unless declared otherwise by the Company and specified in an Exhibit each Participant employed by such Affiliate will continue to participate in the ERA as an inactive Participant and will be entitled to a distribution of his entire Account or a portion thereof upon his Termination of Employment pursuant to Section 5.3.

End of Article X

ARTICLE XI
MISCELLANEOUS
11.1    No Reduction of Employer Rights. Nothing contained in this ERA will be construed as a contract of employment between the Employer and an Employee, or as a right of any Employee to continue in the Employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Employees, with or without cause.
11.2    Provisions Binding. All of the provisions of this ERA will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

End of Article XI

IN WITNESS WHEREOF, this Eighth Amended and Restated Tenet Executive Retirement Account has been executed on this 19th day of June, 2019, effective as of April 26, 2019, except as specifically provided otherwise herein.

TENET HEALTHCARE CORPORATION

By:	/s/ Paul Slavin
Paul Slavin, Vice President, Total Rewards

41340.2

EXHIBIT A
LIMITS ON ELIGIBILITY AND PARTICIPATION
Section 3.1 of the Tenet Executive Retirement Account (the ''Prior ERA'') provided the Retirement Plans Administration Committee, formerly the Pension Administration Committee (the “RPAC”), with the authority to limit the classification of employees of Tenet Healthcare Corporation or its participating affiliates (collectively the "Employer") eligible to participate in the ERA and/or to limit or terminate an Eligible Person's participation in the ERA at any time and states that any such limitation will be set forth in this Exhibit A. This provision has been continued in this Eighth Amended and Restated Tenet Executive Retirement Account. This Exhibit A identifies the employees excluded from ERA participation pursuant to this provision.

Name	TITLE	Effective Date And Applicable Modification

A-1